                               EXHIBIT 12.2
                     SOUTHERN CALIFORNIA GAS COMPANY
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollars in millions)

                                                                              For the nine
                                                                              months ended
                                                                              September 30,
                               1997      1998      1999      2000      2001      2002
                             --------  --------  --------  --------  --------  --------
Fixed Charges:

  Interest                     $ 88      $ 81      $ 62      $ 72      $ 70      $ 36

  Interest portion of
    annual rentals                5         4         3         4         3         1
                             --------  --------  --------  --------  --------  --------
   Total Fixed Charges for
     Purpose of Ratio          $ 93      $ 85      $ 65      $ 76      $ 73      $ 37
                             ========  ========  ========  ========  ========  ========
Earnings:

Pretax income from
 continuing operations         $416      $287      $383      $390      $377      $302

Total Fixed Charges
  (from above)                   93        85        65        76        73        37
                             --------  --------  --------  --------  --------  --------
 Total Earnings for
  Purpose of Ratio             $509      $372      $448      $466      $450      $339
                             ========  ========  ========  ========  ========  ========
Ratio of Earnings
 To Fixed Charges              5.47      4.38      6.89      6.13      6.16      9.16
                             ========  ========  ========  ========  ========  ========


